Exhibit 99.1

HYDROGEN ENGINE CENTER, INC.
Nicole Fritz-Kemna,
Communications Director
(515) 295-3178
nkemna@hydrogenenginecenter.com
IMMEDIATE RELEASE

HYDROGEN ENGINE CENTER APPOINTS JAN ROWINSKI AS CHAIRMAN OF HEC CANADA BOARD OF DIRECTORS

ALGONA, IA, January 20, 2009 -- Hydrogen Engine Center, Inc., (OTC BB: HYEG) (the “Company,” “HEC”) developer, manufacturer and distributor of turn-key alternative-fuel energy solutions for the industrial and power generation markets, today announced that Jan Rowinski accepted the appointment as Chairman of the Board of Directors for HEC Canada.  The appointment comes as a result of Ted Hollinger’s resignation from all Board of Director positions within HEC and is effective immediately.

Mr. Rowinski has been a member of the Canadian Board of Directors since May of this 2008 as successor to the late Dr. Tapan Bose.  In July of this 2008, Mr. Rowinski was appointed to the HEC Iowa Board of Directors.

Mr. Rowinski is an experienced executive and serial entrepreneur, with broad-based US, Canadian and International experience.  Mr. Rowinski is the Co-Founder and Managing Partner of Bay Stream Ventures, a corporate development and management consulting firm specializing in Business Development, Corporate Strategy, M&A, Financing, and Performance Improvement.  He is also the co-founder of GPS Latitude, a provider of security solutions and tracking for mobile assets.  Mr. Rowinski also co-founded and led high-tech companies in a wide range of markets.  He served as a Lecturer / Chair in numerous conferences regarding Technology and Mobile / Wireless Computing. He is also a member of the Canadian Security Association (CANASA).   He holds an MBA degree from McGill University, B.Sc. in Mathematics, and an Electrical Engineering (DEC).

Jan Rowinski stated, “I am honored to be involved with HEC Canada. The HEC Canada team is about to embark on significant projects that could revolutionize the manner in which alternate fuel engines and generators are utilized for continuous clean power generation and the replacement of industrial fossil fuel engines.”

David McManamy, Chairman of the Board of Directors for HEC Iowa and HEC Nevada remarked, “Both the Board of Directors and management of HEC have found Jan to be a well-informed, loyal and reliable counsel.  His involvement and activities in Canada position him to provide valuable counsel to the company and to the constituencies he serves in Canada.  We believe this will be a long term successful relationship.”

Mike Schiltz, Acting President of HEC, added to Mr. McManamy’s comments by stating, “Mr. Rowinski’s involvement as Chairman of HEC Canada’s Board of Directors is a significant asset to the entire HEC corporation.  His expertise in business and technical applications provides depth to our team and support to our numerous ongoing projects in Canada.”

About Hydrogen Engine Center, Inc.
Hydrogen Engine Center, Inc. (the “Company,” “HEC”) manufactures and distributes turn-key alternative-fuel energy solutions for the industrial and power generation markets. HEC systems, when coupled with traditional wind-driven generators, enable the generation of constant power. The Company trades on the Bulletin Board under the symbol “HYEG.OB.” Principal offices are located at 2502 E Poplar St., Algona, Iowa 50511. Visit www.hydrogenenginecenter.com or in the US dial 515-295-3178 for more information.

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, acceptance of the Company's products, increased or unforeseen levels of competition for the Company, new products and technological changes, the Company’s ability to hire and retained qualified employees, the Company's dependence on third-party suppliers, the availability of capital and other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.
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